FOR IMMEDIATE RELEASE Nasdaq: NSIT

INSIGHT ENTERPRISES’ BOARD AUTHORIZES STOCK REPURCHASE

TEMPE, Ariz. – March 3, 2005 — Insight Enterprises, Inc. (Nasdaq: NSIT) (“the Company”) today announced that its Board of Directors has authorized the repurchase of up to $25 million of the Company’s common stock from time to time on the open market or in privately negotiated transactions.

“We believe our stock represents excellent long-term value,” said Richard Fennessy, president and chief executive officer. “Our Board of Directors’ decision to implement a stock repurchase program reflects confidence in the Company’s business strategy and growth prospects.”

FORWARD-LOOKING INFORMATION

Statements in this release regarding the long-term value of our stock and confidence in the Company’s business strategy and growth prospects are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. Some of the important factors that could cause our actual results to differ materially from those projected in any forward-looking statements include, but are not limited to, the following: changes in the economic environment and/or IT industry; reliance on suppliers for product availability, marketing funds, purchasing incentives and competitive products to sell; actions of competitors, including manufacturers of products we sell; reliance on a limited number of outsourcing clients; disruptions in our information and telephone communication systems; ability to renew or replace short-term financing facilities; risks associated with international operations; dependence on key personnel; decreased effectiveness of equity compensation and proposed changes in accounting for equity compensation; changes in results of operations of or non-payment by our equity method investees; rapid changes in product standards; recently enacted and proposed changes in securities laws and regulations; intellectual property infringement claims; integration and operation of future acquired businesses; and risks that are otherwise described from time to time in our Securities and Exchange Commission reports, including but not limited to the items discussed in “Factors that Could Affect Future Results and Financial Condition” set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part 1, Item 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission.

We assume no obligation to update, and do not intend to update, any forward-looking statements.

About Insight Enterprises, Inc.

Insight Enterprises, Inc. is a leading provider of information technology (“IT”) products and services to businesses in the United States, Canada and the United Kingdom. The Company’s offerings include brand name computing products, advanced IT services and outsourcing of business processes. Major brands recognized by customers are “Insight” and related Insight-branded subsidiaries, and “Direct Alliance Corporation.” The Company has approximately 4,000 employees worldwide and generated sales of $3.1 billion for its most recent fiscal year, which ended December 31, 2004. Insight Enterprises, Inc. is ranked number 537 on Fortune Magazine’s 2004 ‘Fortune 1000’ list. For more information about Insight Enterprises, Inc., call (480) 902-1001 in the United States or visit www.insight.com.

Contacts:	Stanley Laybourne	Karen McGinnis
	Executive Vice President,	Senior Vice President-
	Chief Financial Officer, Secretary	Finance
	and Treasurer	Tel. 480-333-3074
	Tel. 480-350-1142	Email kmcginni@insight.com
Email slaybour@insight.com